Exhibit 99.1

news release

For Immediate Release

Contacts:

Company inSilicon Corporation: Gervais Fong 408-894-1900 gervais_fong@insilicon.com	Investor Relations: Morgen-Walke Associates Teresa Thuruthiyil 415-296-7383 insilicon@mwa-sf.com

INSILICON CORPORATION CHIEF FINANCIAL
OFFICER TO LEAVE COMPANY

SAN JOSE, Calif., May 8, 2002—inSilicon Corporation (Nasdaq: INSN)—a leading provider of communications technology for complex systems-on-chip (SOC)—today announced that Chief Financial Officer, Bryan J. LeBlanc, is leaving the company at the end of May to pursue other opportunities. inSilicon has begun an active search for Mr. LeBlanc’s replacement and, in the interim, the company’s finance organization will be led by Walter F. Willig, Controller. Mr. Willig is the senior member of the continuing finance organization.

“We appreciate Bryan’s contributions to inSilicon over the past year,” said Barry A. Hoberman, President and Chief Executive Officer of inSilicon. “He has done an outstanding job assembling a solid finance infrastructure that is helping to enable the company to achieve its current and future objectives. Bryan’s energy and guidance in charting our path toward a rapid return to profitability has produced demonstrated results. We wish him success in the future.”

“I have enjoyed working with Barry and the entire inSilicon team. I believe that the company is on a solid path for continued growth, and I am confident that the strength of the management team will ensure a smooth transition for the company as they move toward achieving key strategic goals,” said Mr. LeBlanc.

About inSilicon

inSilicon Corporation is a leading provider of communications semiconductor intellectual property used by semiconductor and systems companies to design complex systems-on-chip (SOC) technologies that are critical components of innovative wired and wireless products. inSilicon’s technology provides customers faster time-to-market and reduced risk and development costs. The Company’s broad portfolio of analog and mixed-signal products and enabling communications technologies, including the JVX™ and JVXtreme™ Accelerators, Ethernet, USB, PCI, and IEEE-1394, are used in a wide variety of markets encompassing communications, consumer, computing, and office automation. inSilicon is a subsidiary of Phoenix Technologies Ltd. (Nasdaq: PTEC).

inSilicon and JVX are trademarks of inSilicon Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside inSilicon’s control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see inSilicon’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K. inSilicon disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of inSilicon.

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